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FORM 4
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[ ] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Grabert        Wilfried
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    (Last)         (First)       (Middle)

           Auguste Viktoriastr.103
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                  (Street)

  14193 Berlin, Germany
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    (City)         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

     GiveMePower Corporation (GMPW)
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3.  IRS Or Social Security
    Number of Reporting
    Person (Voluntary)


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4.  Statement for Month/Year

     May 2002
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X] Director                          [ ] 10% Owner
    [ ] Officer (give title below)        [ ] Other (specify below)


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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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                   TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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--------------------  ----------  ----------  ----------------------------  ----------------  -----------  ------------
1. Title of Security  2. Trans-   3. Trans-   4. Securities Acquired (A)    5. Amount of      6. Owner-    7. Nature of
   (Instr. 3)          action       action        or Disposed of (D)           Securities      ship Form:    Indirect
                       Date          Code       (Instr. 3, 4 and 5)          Beneficially     Direct (D)    Beneficial
                       (Month/    (Instr. 8)                                   Owned at       or Indirect   Ownership
                       Day/       ----- ----  ----------- ------ ---------    End of Month     (I)          (Instr. 4)
                       Year)                              (A) or            (Instr. 3 and 4)  (Instr. 4)
                                  Code   V      Amount      (D)    Price
--------------------  ----------  ----- ----  ----------- ------ ---------  ----------------  -----------  ------------
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Class A Common Stock  May 3, 2002    P            5,000      A     $0.40        1,040,000          D
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Class A Common Stock  May 6, 2002    P           10,000      A     $0.40                           D
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Class A Common Stock  May 8, 2002    P           10,000      A     $0.40                           D
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Class A Common Stock  May 13, 2002   P           15,000      A     $0.35                           D
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           Table II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                  (e.g., puts, calls, warrants, options, convertible securities)
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----------------------   ------------   ----------   ----------   ---------------------------
1. Title of Derivative   2. Conver-     3. Trans-    4. Trans-    5. Number of Derivative
   Security                sion or        action       action       Securities Acquired (A)
    (Instr. 3)             Exercise        Date         Code          or Disposed of (D)
                           Price of       (Month/    (Instr. 8)      (Instr. 3,4, and 5)
                          Derivative     Day/Year)   ----- ----   ------------- -------------
                           Security                  Code   V          (A)           (D)
----------------------   ------------   ----------   ----- ----   ------------- -------------
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============================================================================================================
           Table II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                  (e.g., puts, calls, warrants, options, convertible securities)           (continued)
============================================================================================================
--------------------   ------------------------   -----------   ------------   -------------   -------------
6. Date Exercisable    7. Title and Amount of     8. Price of   9. Number of   10. Ownership   11. Nature of
  and Expiration        Underlying Securities      Derivative     Derivative     Form of          Indirect
    Date                 (Instr. 3 and 4)          Security       Securities    Derivative       Beneficial
  (Month/Day/Year)                                 (Instr. 5)   Beneficially     Security:       Ownership
---------  ---------   ------------  ----------                   Owned at      Direct (D)       (Instr. 4)
  Date      Expir-        Title      Amount or                  End of Month     or Indirect
  Exer-      ation                   Number of                   (Instr. 4)        (I)
 cisable     Date                      Shares                                   (Instr. 4)
---------  ---------   ------------  ----------   -----------   ------------   -------------   -------------
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============================================================================================================

Explanation of Responses:




                              /s/  Wilfried Grabert              5/6/2002
                          ---------------------------------  ----------------
                          ** Signature of Reporting Person         Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.


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